CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


       We consent to the inclusion in this Registration Statement on Form SB-2, of Massimo Enterprises, Inc. (the "Company") of our report dated July 16, 1998 on the balance sheets of the Company as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1997, and for the period from May 24, 1994 (inception) to December 31, 1997. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus which is part of the Registration Statement.


                                               KILLMAN, MURRELL & COMPANY, P.C.
                                                  Certified Public Accountants


Dallas, Texas
November 24, 1998